[KPMG PEAT MARWCIK LLP LETTERHEAD]


                         INDEPENDENT AUDITORS' REPORT



To the Board of Trustees
Managed Series Investment Trust

To the Board of Directors
MasterWorks Funds Inc.


We have examined management's assertion that the Growth Stock Master Portfolio and Short-Intermediate Term Master Portfolio (constituting Managed Series Investment Trust), and Growth Stock Fund and Short-Intermediate Term Fund (two of the funds comprising MasterWorks Funds Inc.) (collectively, the "Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of December 31, 1997, included in the accompanying Management Statement regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

The Growth Stock Fund and Short-Intermediate Term Fund are feeder funds which invest solely in corresponding master portfolios. As such, the investment record consists of book-entry tracking of ownership interests on the feeder funds' accounting and custodial system.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of December 31, 1997, and for the period from August 29, 1997 (the date of our last examination) to December 31, 1997, with respect to securities transactions, without prior notice to management:

* Confirmation of all securities with the custodian Investors Bank & Trust Company (the "Custodian"), and examination of selected security position reconciliations with the Depository Trust Company and the Federal Reserve Bank;

* Confirmation or examination of underlying documentation of all securities purchased, but not received;

* Reconciliation of all securities to the books and records of the Funds and the Custodian;

* Verified that each feeder fund's ownership interest in a corresponding master portfolio agrees to the books and records of the master portfolio;

* Tested a selected sample of security transactions to determine if they were properly recorded.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the above mentioned provisions of Rule 17f-2 of the Investment Company Act of 1940 as December 31, 1997, and for the period from August 29, 1997 to December 31, 1997 is fairly stated in all material respects.

This report is intended solely for the information and use of management of Managed Series Investment Trust and MasterWorks Funds Inc. and the Securities and Exchange Commission and should not be used for any other purpose.


                                                    /s/ KPMG Peat Marwick LLP
                                                    -------------------------
January 9, 1998

                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB Number:       3235-0360
                                                   Expires:      June 30, 1997
                                                   Estimated average burden
                                                   hours per response.....0.05
                                                   ---------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                FORM  N-17f-2


              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies


                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------
1. INVESTMENT COMPANY ACT FILE NUMBER:              DATE EXAMINATION COMPLETED:

8140                                                December 31, 1997
--------------------------------------------------------------------------------
2. STATE IDENTIFICATION NUMBER:
--------------------------------------------------------------------------------
AL            AK             AZ             AR             CA             CO
--------------------------------------------------------------------------------
CT            DE             DC             FL             GA             HI
--------------------------------------------------------------------------------
ID            IL             IN             IA             KS             KY
--------------------------------------------------------------------------------
LA            ME             MD             MA             MI             MN
--------------------------------------------------------------------------------
MS            MO             MT             NE             NV             NH
--------------------------------------------------------------------------------
NJ            NM             NY             NC             ND             OH
--------------------------------------------------------------------------------
OK            OR             PA             RI             SC             SD
--------------------------------------------------------------------------------
TN            TX             UT             VT             VA             WA
--------------------------------------------------------------------------------
WV            WI             WY             PUERTO RICO
--------------------------------------------------------------------------------
Other (specify):

--------------------------------------------------------------------------------
3. EXACT NAME OF INVESTMENT COMPANY AS SPECIFIED IN REGISTRATION STATEMENT:

MANAGED SERIES INVESTMENT TRUST
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. ADDRESS OF PRINCIPAL EXECUTIVE OFFICE
   (NUMBER, STREET, CITY, STATE, ZIP CODE):

111 CENTER STREET, LITTLE ROCK, ARKANSAS  72201
--------------------------------------------------------------------------------
INSTRUCTIONS:

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY:

1.    All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT:

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB Number:       3235-0360
                                                   Expires:      June 30, 1997
                                                   Estimated average burden
                                                   hours per response.....0.05
                                                   ---------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                FORM  N-17f-2


              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies


                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------
1. INVESTMENT COMPANY ACT FILE NUMBER:              DATE EXAMINATION COMPLETED:

7332                                                December 31, 1997
--------------------------------------------------------------------------------
2. STATE IDENTIFICATION NUMBER:
--------------------------------------------------------------------------------
AL            AK             AZ             AR             CA             CO
--------------------------------------------------------------------------------
CT            DE             DC             FL             GA             HI
--------------------------------------------------------------------------------
ID            IL             IN             IA             KS             KY
--------------------------------------------------------------------------------
LA            ME             MD             MA             MI             MN
--------------------------------------------------------------------------------
MS            MO             MT             NE             NV             NH
--------------------------------------------------------------------------------
NJ            NM             NY             NC             ND             OH
--------------------------------------------------------------------------------
OK            OR             PA             RI             SC             SD
--------------------------------------------------------------------------------
TN            TX             UT             VT             VA             WA
--------------------------------------------------------------------------------
WV            WI             WY             PUERTO RICO
--------------------------------------------------------------------------------
Other (specify):

--------------------------------------------------------------------------------
3. EXACT NAME OF INVESTMENT COMPANY AS SPECIFIED IN REGISTRATION STATEMENT:

MASTERWORKS FUNDS, INC.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4. ADDRESS OF PRINCIPAL EXECUTIVE OFFICE
   (NUMBER, STREET, CITY, STATE, ZIP CODE):

111 CENTER STREET, LITTLE ROCK, ARKANSAS  72201
--------------------------------------------------------------------------------
INSTRUCTIONS:

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY:

1.    All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT:

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.


         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                            MASTERWORKS FUNDS, INC.



KPMG Peat Marwick LLP                             January 9, 1998
Three Embarcadero Center
San Francisco, CA 94111


              MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
       CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of MasterWorks Funds Inc.("the Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with Rule 17f-2 requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 1997 and for the period from August 29, 1997 to December 31, 1997.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1997 and for the period from August 29, 1997 to December 31, 1997, with respect to securities reflected in the investment accounts of the Funds.

MasterWorks Funds Inc.

By:


/s/ Richard H. Blank Jr.                   /s/ Rochelle Siote
--------------------------                 -----------------------
Richard H. Blank, Jr.                      Rochelle Siote
Treasurer and Chief Operating Officer      Principal
MasterWorks Funds Inc.                     Barclays Global Investors,
                                           Advisors, Adviser and Co-
                                           Administrator to
                                           MasterWorks Funds, Inc.





                   111 Center Street * Little Rock, AR 72201

Page2
KPMG Peat Marwick LLP
Januray 9, 1998



/s/ Elizabeth Gottfried
-------------------------
Elizabeth Gottfried
Vice President
Investment Services Group
Wells Fargo Bank, Sub-Adviser to
MasterWorks Funds, Inc.

                        MANAGED SERIES INVESTMENT TRUST



KPMG Peat Marwick LLP                               January 9, 1998
Three Embarcadero Center
San Francisco, CA 94111


              MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH
       CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940


We, as members of management of Managed Series Investment Trust ("the Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with Rule 17f-2 requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of December 31, 1997 and for the period from August 29, 1997 to December 31, 1997.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of December 31, 1997 and for the period from August 29, 1997 to December 31, 1997, with respect to securities reflected in the investment accounts of the Funds.

Managed Series Investment Trust

By:

/s/ Richard H. Blank, Jr.                     /s/ Rochelle Siote
---------------------------                   ----------------------------
Richard H. Blank, Jr.                         Rochelle Sioted
Treasurer and Chief Operating Officer         Principal
Managed Series Investment Trust               Barclays Global Fund
                                              Advisors, Adviser and Co-
                                              Administrator to Managed
                                              Series Investment Trust




                   111 Center Street * Little Rock, AR 72201

Page2
KPMG Peat Marwick LLP
January 9, 1998


/s/ Elizabeth Gottfried
-------------------------
Elizabeth Gottfried
Vice President
Investment Services Group
Wells Fargo Bank, Sub-Adviser to
Managed Series Investment Trust